Exhibit 4.4

Name of Investor (please print)

MARCHEX, INC.

SUBSCRIPTION AND STOCK PURCHASE AGREEMENT

Marchex, Inc.

2101 Fourth Avenue, Suite 1980

Seattle, WA 98121

Attention: Chief Executive Officer

Ladies and Gentlemen:

The Investor (the “Investor”) acknowledges that he or she has received and reviewed a copy of the Marchex, Inc. Private Placement Memorandum dated January, 2003 (the “Memorandum”) relating to an investment in the shares of Series A Convertible Preferred Stock, par value $.01 per share (the “Series A Preferred Stock”) of Marchex, Inc., a Delaware corporation (the “Company”) and that such Memorandum supersedes any prior information concerning the Company previously delivered to the Investor.

It is understood that, upon the sale by the Company to the Investor of shares of Series A Preferred Stock, the Investor will receive a copy of this Subscription and Stock Purchase Agreement (“Agreement”) executed by an officer on behalf of the Company.

1. Subscription. Subject to the terms and conditions hereof, the Investor hereby subscribes for and agrees to purchase that number of shares of Series A Preferred Stock set forth on the signature page hereof and tenders herewith by wire transfer or check the amount of $3.00 per share payable to the order of the Company. The shares of Series A Preferred Stock sold under this Agreement are referred to as the “Shares,” having the rights, restrictions privileges and preferences as set forth in the Certificate of Designation, Preferences and Rights (the “Certificate”), a copy of which is attached as an Appendix to the Memorandum.

2. Acceptance of Subscription and Return of Funds.

(a) Acceptance. The Investor understands and agrees that this subscription is made subject to the unconditional right of the Company to reject this subscription for any reason whatsoever, or for no reason. Unless this Agreement shall have previously been revoked by the Investor pursuant to the following Section 2(b), the Company may accept this subscription at any time on or prior to May 1, 2003, by delivery of a written notice to the Investor delivered by facsimile at the facsimile number set forth on the signature page hereto or by written letter to the address set forth on the signature page hereto upon satisfaction of the following conditions:

(i)	The Shares sold hereunder shall be qualified or exempt from qualification under applicable Blue Sky laws;

(ii)	The Company shall have filed the Certificate with the Secretary of State of the State of Delaware; and

(iii)	The Company shall have received subscriptions for at least the Minimum Amount (as defined below) of shares of Series A Preferred Stock from investors pursuant to Section 2(c) below.

(b) Revocation. This subscription may be revoked by the Investor at any time prior to acceptance hereof by the Company by delivery of a written notice to the Company by facsimile to Nixon Peabody LLP, Attention Francis F. Feeney, Jr., Esq. at (866) 369-4739 clearly indicating that this subscription is revoked. Any such notice contemplated by this Section 2(b) shall be confirmed telephonically as soon as practicable following such written notice.

(c) Return of Funds. The total amount tendered herewith will be deposited for the benefit of the Company in an account (the “Account”) to be maintained by Nixon Peabody LLP (“NP”), for the purpose of holding the investors’ funds, and will be returned to the Investor without interest if: (a) this subscription has not been accepted and is subsequently revoked by the Investor or rejected by the Company as provided in this Agreement; or (b) less than 5,333,333 shares (the “Minimum Amount”) are subscribed and paid for by investors by May 1, 2003. It is understood and agreed that if this subscription is accepted by the Company, and the Minimum Amount of Shares are subscribed and paid for by such date by investors, the first closing (the “Closing”) shall occur and the funds tendered herewith shall be released from the Account to the Company and thereafter the funds shall be considered Company assets in payment for the number of Shares set forth on the signature page hereto. NP shall remit the full subscription amount paid, without interest, if the subscription represented hereby is rejected by the Company or revoked by the Investor (in accordance with Section 2 hereof) within fifteen (15) days after such rejection or revocation.

(d) Subsequent Closings. The Company shall have the right, at any time following the Closing (the “Subsequent Closings”) through May 1, 2003 to sell the remaining authorized but unissued shares of Series A Preferred Stock to one or more additional investors as determined by the Company, or to the Investor hereunder who wishes to acquire additional shares of Series A Preferred Stock at the price and on the terms set forth herein, provided that any such additional investor shall be required to execute this Agreement and provided however, in no event shall the Company sell and issue more than an aggregate of 8,500,000 shares of Series A Preferred Stock to investors through the offering as set forth in the Memorandum at either the Closing or at any Subsequent Closing thereto.

3. Stockholders’ Agreement. Simultaneous with the delivery of this Agreement, the Investor must execute the Company’s form of Stockholders’ Agreement (the “Stockholders’ Agreement”), a copy of which is attached as an Appendix to the Memorandum.

4. Representations and Warranties of the Company. The Company hereby represents and warrants to the Investor as follows:

4.1 Organization; Good Standing; Qualification. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own and to operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted, to execute and to deliver this Agreement, to issue and sell the Shares offered, and to carry out the provisions of this Agreement.

4.2 Authorization. All corporate action on the part of the Company, its officers and directors necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Company hereunder and the authorization, issuance, sale and delivery of the Shares being sold hereunder have been taken and this Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by-laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent any indemnification provisions contained in this Agreement may be limited by applicable federal or state securities laws.

4.3 Valid Issuance of Shares. The Shares that are being purchased by the Investor hereunder and the shares of Class B Common Stock of the Company issued upon conversion of the Shares (the “Conversion Shares”) when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable.

5. Representations of the Investor. The Investor represents and warrants to the Company as follows:

5.1 Investment. The Investor is acquiring the Shares for his or her own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by this Agreement, the Investor has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment which provides for the disposition thereof.

5.2 Authority. The Investor has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by the Investor, will constitute a legal, valid and legally binding obligation of the Investor, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally and (b) as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies.

5.3 Experience. The Investor has made inquiries concerning the Company, its business and its personnel; the officers of the Company have made available to the Investor any and all written information which he has requested and have answered to the Investor’s satisfaction all inquiries made by the Investor; and the Investor has sufficient knowledge and experience in finance and business that he is capable of evaluating the risks and merits of his investment in the Company and the Investor is able financially to bear the risks thereof.

5.4 Accredited Investor. The Investor is an “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).

5.5 Unregistered Securities. The Investor understands that the Shares and Conversion Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Investor’s representations as expressed herein. The Investor understands that the Shares and Conversion Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Investor must hold the Shares and Conversion Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Investor acknowledges that the Company has no obligation to register or qualify the Shares or Conversion Shares for resale. The Investor further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares and the Conversion Shares, and on requirements relating to the Company which are outside of the Investor’s control, and which the Company is under no obligation and may not be able to satisfy.

The Investor will not sell, transfer or otherwise dispose of the Shares or Conversion Shares in violation of the Securities Act, the Securities Exchange Act of 1934, or the rules promulgated thereunder, including Rule 144 under the Securities Act. The Investor agrees that he will not dispose of the Shares or Conversion Shares unless and until he has complied with all requirements of this Agreement and the Stockholders’ Agreement applicable to the disposition of Shares and he has provided the Company with written assurances, in substance and form satisfactory to the Company, that the proposed disposition does not require registration of the Shares or the Conversion Shares under the Securities Act or all appropriate action necessary for compliance with the registration requirements of the Securities Act or with any exemption from registration available under the Securities Act (including Rule 144) has been taken.

5.6. Restrictive Legends. The Investor consents to the placement of legends on the Shares or Conversion Shares as required by applicable securities laws, including legends in form substantially as follows:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS THE REGISTRATION PROVISIONS OF SAID ACT HAVE BEEN COMPLIED WITH OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL ACCEPTABLE TO IT THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE PROVISIONS OF A STOCKHOLDERS’ AGREEMENT DATED AS OF JANUARY 23, 2003, INCLUDING THEREIN CERTAIN RESTRICTIONS ON TRANSFER. A COMPLETE AND CORRECT COPY OF SUCH AGREEMENT IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST AND WITHOUT CHARGE.

6. Miscellaneous.

6.1 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

6.2 Specific Performance. Each party expressly agrees that the other party may be irreparably damaged if this Agreement is not specifically enforced. Upon a breach or threatened breach of the terms, covenants and/or conditions of this Agreement by any party, the other party shall, in addition to all other remedies, each be entitled to a temporary or permanent injunction, and/or a decree for specific performance, in accordance with the provisions hereof, without the necessity of posting a bond or proving actual damages.

6.3 Governing Law. This Agreement shall be governed by and construed in accordance with the internal and substantive laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Any legal action or proceeding with respect to this Agreement shall be brought in, and adjudicated by, state or federal courts located in the State of Washington, and, by execution and delivery of this Agreement, the Company and the Investor each hereby irrevocably accept for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of the parties hereto hereby further irrevocably waives any claim that any such courts lack jurisdiction over such party, and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement brought in any of the aforesaid courts, that any such court lacks jurisdiction over such party, that delaying of the venue in any such court is improper in any respect or that any such action or proceeding has been brought in an inconvenient forum.

6.4 Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed delivered (i) three (3) business days after being sent by registered or certified mail, return receipt requested, postage prepaid or (ii) one (1) business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, to the Investor at the address set forth on the signature page hereto or to the Company at the address as set forth below:

If to the Company:	Marchex, Inc.
2101 Fourth Avenue, Suite 1980
Seattle, WA 98121
Attention: General Counsel

with a copy to:	Francis J. Feeney, Jr., Esq.
Nixon Peabody LLP
101 Federal Street
Boston, Massachusetts 02110
Facsimile Number: (866) 369-4739

Any party may give any notice, request, consent or other communication under this Agreement using any other means (including, without limitation, personal delivery, messenger service, facsimile, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended. Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section 6.4.

6.5 Complete Agreement. This Agreement and the Memorandum (and any Appendices thereto) constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter, whether oral or written.

6.6 Amendments and Waivers. Except as otherwise expressly set forth in this Agreement, any term of this Agreement may be amended or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Investor. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

6.7 Prevailing Party. If any legal action or other proceeding is brought for a breach of this Agreement or any of the warranties herein, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs incurred in bringing such action or proceeding, in addition to any other relief to which such party may be entitled.

6.8 Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

6.9 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document. This Agreement may be executed by facsimile signatures.

6.10 Section Headings. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.

7. Continuing Effect of Representations, Warranties and Acknowledgments. The representations and warranties of Sections 4 and 5 are true and accurate in all material respects as of the date of this Agreement and shall be true and accurate as of the date of delivery to and acceptance by the Company, and shall, along with Section 8, survive such delivery and acceptance. If in any respect such representations, warranties and acknowledgments shall not be true and accurate prior to such delivery and acceptance, the Company (with respect to those contained in Section 4) or the Investor (with respect to those contained in Section 5) shall give immediate written notice of such fact to the other party hereto, specifying which representations and warranties and acknowledgments are not true and accurate and the reasons therefor.

8. Indemnification.

(a) Investor. The Investor acknowledges that he understands the meaning and legal consequences of the representations and warranties contained in Section 5, and he hereby agrees to indemnify and hold harmless the Company, its directors, officers or any of its affiliates, agents and employees from and against any and all loss, damage or liability (including costs and reasonable attorney’s fees) due to or arising out of a breach of any representation, warranty or acknowledgment of the Investor contained in this Agreement which is incorporated herein for all purposes.

(b) The Company. The Company hereby agrees to indemnify and hold harmless the Investor from and against any and all loss, damage or liability (including costs and reasonable attorney’s fees) due to or arising out of a breach of any representation, warranty or acknowledgment of the Company contained in this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Investor has hereby executed this Agreement this              day of                     , 2003.

INVESTOR:

If an individual:

Signature

Print Name

If an entity:

Print Name:
By:
Name:
Title:

Address:

Facsimile Number:
Telephone Number:

Number of Shares of Series A Preferred Stock subscribed for:                     .

Series A Preferred Stock Purchase Price: $3.00 per share.

                     (Number of Shares of Series A Preferred Stock) x $3.00 per share =

                     Aggregate Purchase Price of Series A Preferred Stock Subscribed for by Investor.

IN WITNESS WHEREOF, the Company hereby accepts the foregoing subscription subject to the terms and conditions set forth herein as of the 1st day of May, 2003.

COMPANY:

MARCHEX, INC.

By:	/s/ RUSSELL C. HOROWITZ
Name: Russell C. Horowitz
Title: Chief Executive Officer

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